Exhibit 10.24

CUI BIOLOGICAL MATERIALS
LICENSE AGREEMENT

PLEASE NOTE: CERTAIN INFORMATION INDICATED WITH [***] IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

This Agreement is entered into between the Walter Reed Army Institute of Research (WRAIR) (hereinafter “LICENSOR”) a subordinate Laboratory of United States Army Medical Research and Materiel Command (“USAMRDC”), located at 503 Robert Grant Avenue, Silver Spring, Maryland 20910 and Adaptive Phage Therapeutics (APT)), (hereinafter “LICENSEE”), a private corporation, having its principal place of business at 708 Quince Orchard Road, Suite 205, Gaithersburg, Maryland 20878.

Under the authority of 15 United States Code (U.S.C.) 3701 et seq., 35 U.S.C. Sections 200 - 210, and 37 Code of Federal Regulations (CFR), Chapter IV (together with any amendments and the underlying rules and regulations now or hereafter promulgated collectively, the “Federal Technology Transfer Act” or the (“FTTA”), WRAIR has the authority to enter into this Biological Material License Agreement (“Agreement”).

BACKGROUND: The Parties wish to enter into a license to transfer agreed upon materials and information to develop and commercialize phage products to treat/prevent [***], [***], [***], [***], [***], and [***] bacterial infections. The Parties agree that additional phage specific for other organisms may be included by execution of an amendment/modification to this Agreement. A sample license modification has been included as Appendix B.

1.	Definitions:

(a)	“Affiliate(s)” means any corporation or other legal entity that controls, is controlled by, or is under common control with LICENSEE. For purposes of this definition, “control” (including, with correlative means, the terms “controlled by” and “under common control with”), means, whether de jure or de facto, the ownership, directly or indirectly, of more than fifty perfect (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of its Board of Directors or more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation. For purposes of this definition, Affiliates shall include those Affiliates that are, or will become, Sublicensees under this Agreement and LICENSEE shall initially and continuously identify, designate and update its relationship with each Sublicensees and each Affiliate.

(b)	“Combination Product” refers to a Licensed Product that comprises at least one WRAIR Material(s) along with at least one other phage obtained from other source(s) that is co-administered, co-packaged, and/or combined in a formulation that is administered together as part of a Licensed Product.

(c)	“Commercial Purpose(s)” or “Commercial Use(s)” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a Licensed Product.

(d)	“Effective Date” is the date that the execution fee is received by Defense Finance Accounting Service (DFAS) which date will be added to this Agreement by amendment.

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(e)	“Licensed Field of Use” means uses and indications as part of APT’s PhageBank, including therapeutic, diagnostic, and industrial uses.

(f)	“Licensed Products” means a product sold that incorporates at least one of the WRAIR Material(s). Notwithstanding the previous, if multiple different WRAIR Materials are commercialized by APT as part of a single cocktail, these multiple WRAIR Materials will be considered a single “Licensed Product.”

(g)	“Net Sales” means the actual gross amount billed, invoiced, charged or received on sales or transfers of any Licensed Products by LICENSEE or its Affiliates to any and all unaffiliated person(s), or in the event of disposal of any Licensed Products other than as scrap prior to shipment from its place of manufacture or predisposal storage, or other than by sales, the amount billed, invoiced, charged or received on sales or transfers for a like quantity and quality of Licensed Products to unaffiliated persons on or about the time of such disposal, less:

(i)	trade, cash and quantity discounts, including charge backs, rebates, premiums, allowances and any other deduction actually granted to the unaffiliated person (not to exceed the original billing);

(ii)	sales and excise taxes and duties and any other governmental charges imposed upon the importation, use or sale of the Licensed Products actually charged to the unaffiliated person;

(iii)	freight, insurance and other transportation charges actually charged to the unaffiliated person; and

(iv)	amounts repaid or credited (not to exceed the original billing) by reason of rejections, defects, outdating, price differences, recalls, or returns, or because of retroactive price reductions, or due to governmental laws or regulations, requiring rebates actually granted to the unaffiliated person.

The cumulative total of deductions specified above shall not decrease Net Sales by more than one-third compared to Net Sales calculated without consideration of these deductions.

For purposes of calculating Net Sales for any reporting period, any and all deductions used in calculating Net Sales are allowable only to the extent that they have already been included in the amounts billed, invoiced, charged or received or granted on the sales or transfers of Licensed Products by LICENSEE or its Affiliates to unaffiliated persons in bona fide arms’ length transactions. Calculation of Net Sales shall be in accordance with generally accepted accounting principles. Sales or transfers of Licensed Products between or among LICENSEE and its Affiliate(s) shall be excluded from the computation of Net Sales except where such Affiliate(s) are end users, but Net Sales shall include the subsequent final sales or transfers to unaffiliated persons by such Affiliate(s), if not end users.

(h)	“Research Purposes” means non-Commercial Purposes and other government purposes not reasonably met by APT.

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(i)	“Sublicensing Revenue” means all royalty payments and forms of consideration made to Licensee under any Sublicense agreement or arrangement by or on behalf of each Sublicensee. It includes license execution fees, royalties on Net Sales, minimum annual royalties, milestone payments, and other similar cash (or cash equivalent) payments, where such payments and considerations are exchanged for rights granted pursuant to this Agreement beyond those rights normally granted end users. Sublicense Revenue does not include loan or extensions of credit or Sublicensee payment of direct costs of research, development, and clinical activities to commercialize products using the Licensed Technology.

(j)	“Term” is defined as starting on the Effective Date and which shall expire, on an individual WRAIR Material by WRAIR Material basis, 10 years from the date that the WRAIR Material was added to Appendix A, unless previously terminated under one of the other terms of this Agreement.

(k)	“Territory” means world-wide.

(1)	“WRAIR Materials” means the 100 bacteriophage listed in Appendix A and, the 2 propagation strains for [***] and 2 propagation strains for [***] bacteriophages listed in Appendix A, and all related information/description and know-how, including, but not limited to, the timing of transfer, the source of the isolates, biological characterization data, sequence data (e.g., raw sequencing reads), and/or other know-how relating to the WRAIR Materials. In order to access the WRAIR Materials, LICENSEE will request specific bacteriophage(s) and/or propagation strain(s), which LICENSOR will then make available. LICENSEE shall be responsible for transfer, shipping, handling, and delivery costs for the WRAIR Materials provided to LICENSEE. It is understood that the propagation strains are provided hereunder solely for use in propagating the bacteriophage provided under this license agreement. Appendix A will be updated quarterly or as needed as the Parties agree to maintain a current list of transferred agreed upon WRAIR Materials. LICENSEE shall utilize the WRAIR nomenclature (set forth in Appendix A) of transferred WRAIR Material in LICENSEE products for tracking purposes.

2.	LICENSEE desires to obtain a license from LICENSOR to use the WRAIR Materials provided under this Agreement in its commercial product development and marketing activities. LICENSEE agrees to limit use of the WRAIR Materials propagation strains solely for propagating the bacteriophage provided under this license agreement. LICENSEE represents that it has the facilities, personnel, and expertise to use the WRAIR Materials and/or the Licensed Products for commercial purposes and agrees to expend reasonable efforts and resources to develop the WRAIR Materials and/or the Licensed Products for commercial use or commercial research.

3.	LICENSOR hereby grants to LICENSEE:

a worldwide, non-exclusive license to make, have made, and use the WRAIR Materials and/or the Licensed Products;

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a worldwide, non-exclusive license to sell and have sold, to offer to sell and to import the Licensed Products in the Licensed Field of Use; and

the right to grant sublicenses upon prior written approval of Licensor, which approval shall not be unreasonably withheld.

4.	In consideration of the grant in Paragraph 3, LICENSEE hereby agrees to make the following payments to LICENSOR according to the following schedule:

(a)	An initial execution fee of $5,000 is due within forty-five (45) days of last signature.

(b)	A nonrefundable annual license maintenance payment of $5,000 due every year on the anniversary of the Effective Date as consideration for additional WRAIR Materials that may be provided by modification of this Agreement.

(c)	LICENSEE shall pay LICENSOR an annual royalty of [***]% of Net Sales for the WRAIR Materials in Licensed Products.

Royalty payments for a Combination Product will be calculated by multiplying the Net Sales of the Combination Product, during the applicable royalty reporting period, by the fraction: 1 / (total number of WRAIR Material included in the Licensed Product). In the event that LICENSEE (or its Affiliate) is required to pay royalties to one or more third parties in connection with the manufacture, use, or sale of any Licensed Product/Combination Product, to avoid infringement of an issued patent of such third parties, then fifty percent (50%) of the royalty due under such a third party license(s) shall be creditable against any royalty to be paid by LICENSEE provided that in no event shall the royalties due WRAIR be less than fifty percent (50%) of the royalties that would otherwise be payable to WRAIR. If LICENSEE utilizes Combination Product and/or royalty stacking provisions to reduce the royalty owed to Licensor, in no event shall the royalty paid to Licensor be less than [***]% of Net Sales.

(d)	LICENSEE shall pay LICENSOR [***]% on all Sublicensing Revenue on an annual basis.

Royalty stacking and combination product language as is set forth above for Net Sales will apply for Sublicensing Revenue. LICENSOR and LICENSEE agree that the royalty rate owed WRAIR on Sublicense Revenue involving Combination Product and/or Royalty Stacking will be no lower than [***]%.

(e)	All royalties shall be due and payable within forty-five (45) days of the end of each calendar year.

(f)	All payments required under this Agreement shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due.

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(g)	LICENSOR will notify LICENSEE in written and/or electronic communication of Department of the Army and USAMRDC control numbers. Checks must be made payable to “DFAS COLUMBUS.” On a statement accompanying the check, it shall be noted that the payment is for royalties or licensing fees, and United States Department of Army log number(s) MUST be listed and specifically referenced. In the case where payments of License Fees are made on more than one Licensed Product, LICENSEE shall submit an estimated allocation of payments amongst the relevant Licensed Products. All checks for payments under this Agreement should be mailed to the below address with a copy to LICENSOR’s representative at the address on the signature page.

(h)	Address to send payments:

Post Office Box 1391

Frederick, MD 21702-9921

Attention: Ginger Fogle

If using Fed-Ex, use this address:

MRDC

Post Office Box 1391

Frederick, MD 21702-9921

Attention: Ginger Fogle (301) 619-1116

With a copy of the check and brief description to the Licensor’s Representative Ginger Fogle via email at Virginia.L.Fogle2.ctr@mail.mil.

(i)	Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by LICENSEE.

(j)	Additional royalties may be assessed by LICENSOR on any payment that is overdue at the rate of [***] percent ([***]%) per annum. This [***] percent ([***]%) per annum rate may be applied retroactively from the original due date until the date of receipt by LICENSOR of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent LICENSOR from exercising any other rights it may have as a consequence of the lateness of any payment.

5.	Upon receipt and verification by LICENSOR of the execution fee and/or other payments agreed to by the parties, LICENSOR agrees to provide LICENSEE with the WRAIR Materials, as available, and to replace these WRAIR Materials, as available, at reasonable cost, in the event of their unintentional destruction.

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6.	LICENSEE agrees to make written Annual Progress Reports to LICENSOR within forty-five (45) days of December 31 for each calendar year, detailing its efforts, and the efforts of all Affiliate(s), to bring the inventions licensed under this Agreement to the point of practical application, together with any additional information requested by LICENSOR or as contemplated and required under the development plan. The Annual Progress Reports and any additional information shall contain reasonably sufficient information to substantiate that LICENSEE is in full compliance with the terms of the Agreement and that the development plan is being executed. No such Annual Progress Reports shall be required with respect to any particular Licensed Product after notification of the first commercial sale of such Licensed Product, unless otherwise requested by LICENSOR. LICENSEE shall submit each Annual Progress Report to LICENSOR at the mailing address for Agreement notices indicated on the signature page.

7.	Concurrently with each payment of amounts due and owing LICENSOR under this Agreement, LICENSEE shall also submit a true, accurate and complete written Royalty Reports setting forth for the proceeding six-month reporting period, (a) the quantity of Licensed Products made, used, sold or otherwise disposed of by LICENSEE and its Affiliate(s), (b) the gross and Net Sales calculations thereof, and (c) a true, accurate and complete calculation of the amounts due to LICENSOR under this Agreement for each such period. If no License Fees or other payments are due LICENSOR for any reporting period, the Royalty Reports shall so state.

8.	As part of LICENSEE’s performance under this Agreement, LICENSEE agrees to [***] within [***] years from the Effective Date of this Agreement.

9.	Except as provided in Paragraph 3, LICENSEE agrees to retain control over the WRAIR Materials and the Licensed Products, and not to distribute them to third parties without prior written consent of LICENSOR, which will not be unreasonably withheld after reasonably prompt review.

10.	This Agreement does not preclude LICENSOR from distributing the WRAIR Materials to third parties for research. Before entering into a commercial license with a third party, LICENSOR grants to LICENSEE a right of first negotiation to include submission of a license agreement application for such commercial purpose. In the event LICENSEE is interested in a pursuing a commercial license for such commercial purpose, LICENSEE shall have forty-five (45) days from notification by LICENSOR to submit a license agreement application and financial offer for LICENSOR’s consideration.

11.	With the agreement of both parties, this Agreement shall be amended to include new or improved WRAIR Materials. The process by which new materials are added to Appendix A is as follows:

LICENSOR sends to LICENSEE phage and/or producer cell lines and any related data for evaluation (“Materials for Evaluation”) by LICENSEE. If LICENSEE chooses to accept and add any or all of the Materials for Evaluation to their PhageBank, the Materials for Evaluation automatically becomes a WRAIR Material and will be added by amendment to Appendix A. Any phage and/or producer cells lines provided by LICENSOR that are not accepted or added into the PhageBank will be returned to WRAIR or destroyed as directed by LICENSOR.

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LICENSEE agrees that it must be current on all payments due under this Agreement prior to LICENSOR sending the Materials for Evaluation.

12.	NO WARRANTIES, EXPRESS OR IMPLIED, ARE OFFERED AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF THE WRAIR MATERIALS PROVIDED TO LICENSEE UNDER THIS AGREEMENT, OR THAT THE WRAIR MATERIALS OR THE LICENSED PRODUCTS MAY BE EXPLOITED WITHOUT INFRINGING THE PATENT RIGHTS OF ANY THIRD PARTIES. LICENSEE ACCEPTS LICENSE RIGHTS TO THE WRAIR MATERIALS AND THE LICENSED PRODUCTS “AS IS,” AND LICENSOR DOES NOT OFFER ANY GUARANTEE OF ANY KIND.

13.	LICENSEE agrees to indemnify and hold harmless the United States Government from any claims, costs, damages, or losses that may arise from or through LICENSEE’s use of the WRAIR Materials or the Licensed Products. LICENSEE further agrees that it shall not by its action bring the United States Government into any lawsuit involving the WRAIR Materials or the Licensed Products.

14.	LICENSEE agrees in its use of the supplied WRAIR Materials or the Licensed Products to comply with all applicable statutes, regulations, and guidelines. LICENSEE agrees not to use the WRAIR Materials or the Licensed Products for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46 and approval by LICENSOR.

15.	LICENSEE may terminate this Agreement upon sixty (60) days written notice to LICENSOR. LICENSOR may terminate this Agreement if LICENSEE is in default in the performance of any material obligation under this Agreement and if the default has not been remedied within ninety (90) days after the date of written notice by LICENSOR of the default.

16.	Upon termination of this Agreement, LICENSEE agrees to return all WRAIR Materials and the Licensed Products to LICENSOR, or provide LICENSOR with written certification of their destruction. Notwithstanding the foregoing, LICENSEE may retain any WRAIR Materials after termination that have been produced under Good Manufacturing Procedures (“GMP”) and may continue to exploit such product for Commercial Purposes until the GMP phage stock is depleted while continuing to compensate LICENSOR as described herein in Section 4. For clarity, with the expiration of this Agreement, LICENSEE can continue to exploit the WRAIR Material for Commercial Purposes without further compensation to LICENSOR.

17.	Within sixty (60) days of termination or expiration of this Agreement, LICENSEE agrees to submit a final report to LICENSOR, and to submit to LICENSOR payment of any royalties due. LICENSEE agrees to keep records showing the gross sales, Net Sales or other disposition of Licensed Products sold or otherwise disposed of under the license appropriate to determine the amount of fees and other payments due USAMRDC hereunder. Such records, including, without limitation, those of its Affiliates and Sublicensees, shall be retained for a period of five (5) years following the end of the calendar year to which such records pertain, and shall be treated and maintained as Confidential Information of LICENSEE. Such records should be in sufficient detail and clearly organized to enable the fees and any other amounts payable hereunder by LICENSEE to be determined, and LICENSEE further agrees to afford USAMRDC or its designee(s) or agent(s) access to examine any and all relevant books and records of LICENSEE and, where appropriate, its Affiliate(s) and sublicensees, as may be necessary to make such determination. Upon thirty (30) days prior written notice, LICENSEE shall make such records available for examination during normal business hours for the sole purpose of verifying the accuracy of LICENSEE’s payments and compliance with this Agreement for any period within the most recently completed five (5) calendar years during the term of this Agreement and for five (5) years after the expiration or termination of this Agreement. If an auditor or certified public accountant is appointed by USAMRDC to conduct such an examination, USAMRDC shall, at LICENSEE’s sole cost and expense, review and approve any reasonable request that its designee or agent execute an agreement not to otherwise disclose confidential or proprietary information. LICENSEE shall also assume and pay any and all audit expenses and costs incurred in the event any underpayment is reported which equals or exceeds five percent (5%) of the License Fees or other payments due USAMRDC hereunder. The parties agree to adhere to the rules and procedures established under the Administrative Dispute Resolution Act (5 U.S.C. Section 571, as amended) to resolve any dispute arising under this Section.

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18.	LICENSEE is encouraged to publish the results of its research projects using the WRAIR Materials or the Licensed Products. In all oral presentations or written publications concerning the WRAIR Materials or the Licensed Products, LICENSEE shall acknowledge the contributions of LICENSOR through co-authorship or acknowledgment depending on the contributions of the LICENSOR and the agency supplying the WRIAR Materials, unless requested otherwise by LICENSOR.

19.	This Agreement shall be construed in accordance with U.S. Federal law, as interpreted and applied by the U.S. Federal courts in the District of Columbia. Federal law and regulations shall preempt any conflicting or inconsistent provisions in this Agreement. LICENSEE agrees to be subject to the jurisdiction of U.S. courts.

20.	This Agreement constitutes the entire understanding of LICENSOR and LICENSEE and supersedes all prior agreements and understandings with respect to the WRAIR Materials or the Licensed Products.

21.	The Parties hereto are independent contractors and nothing contained in this Agreement will be deemed to create a partnership, agency, distributorship, fiduciary, employment, joint venture or other relationship between the parties.

22.	Nothing hereunder shall obligate either Party to enter into any other agreement with the other Party, nor shall it prohibit either Party from entering into any other agreement with a third party or from conducting any internal program, provided that such agreement or program does not violate any provisions of this Agreement

23.	In the event Licensor files a non-provisional patent application covering the WRAIR Materials, and/or the use of the WRAIR Materials, provided as part of this License Agreement, Licensee shall be notified, and the Parties will assess the need and/or desirability of a patent license. Licensee shall have the first right of refusal to negotiate a non-exclusive or an exclusive license. The Parties agree to negotiate in good faith the terms of a non-exclusive or exclusive patent license agreement in accordance with 37 CFR 404.7, which may be accomplished by amending this Agreement with terms including but not limited to, patent prosecution expense reimbursement and royalty rate. If no patent license agreement is executed within 180 days after Licensee is notified of the non-provisional patent application, Licensor shall be free to seek other patent licensing partners, and Licensee agrees to cease use of the WRAIR Material that are covered by the claims of the non-provisional patent application (and the patent(s) that ultimately issues therefrom).

24.	The provisions of this Agreement are severable, and in the event that any provision of the Agreement shall be determined to be invalid or unenforceable under any controlling body of law, the invalidity or unenforceability of any provision of this Agreement, shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

25.	Paragraph 12, 13, 14, 15, and 20 of this Agreement shall survive termination or expiration of this Agreement.

26.	This Agreement may be executed in any number of counterparts which, when taken together, will constitute one original, and a photocopy, electronic signatures, or other copies shall have the same effect for all purposes as an ink-signed original. Each party hereto consents to be bound by photocopy, (including a PDF image delivered via email) or electronic signatures of such party’s representative hereto.

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BIOLOGICAL MATERIALS LICENSE AGREEMENT

SIGNATURE PAGE

In Witness Whereof, the parties have executed this Agreement on the dates set forth below. Any communication or notice to be given shall be forwarded to the respective addresses listed below.

For Walter Reed Army Institute of Research (WRAIR):

/s/ Robert J. O’Connell	Date: 8/24/2021
Robert J. O’Connell
Colonel, U.S. Army
Acting Commander

Mailing Address of LICENSOR’s Representative for all Notices and Copies of payments sent to DFAS:

Medical Technology Transfer Staff
Judge Advocate (MCMR-JA) 504
Scott Street

Fort Detrick, MD 21702-5012

For LICENSEE (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of LICENSEE made or referred to in this document are truthful and accurate.):

For: Adaptive Phage Therapeutics (APT):

/s/ Greg Merril	Date: 8/24/2021
Greg Merril
Chief Executive Officer

Mailing Address: 708 Quince Orchard, Suite 205, Gaithersburg, Maryland 20878

Any false or misleading statements made, presented, or submitted to the United States Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) and/or imprisonment).

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CUI

APPENDIX B

LICENSE MODIFICATION

THIS modification to the Non-Exclusive License Agreement Control Number: “W81XWH- “(“Modification l “), effective upon the last signature date below, is made by and between: Walter Reed Army Institute of Research (WRAIR) (hereinafter “LICENSOR”) a subordinate Laboratory of United States Army Medical Research and Materiel Command (“USAMRDC”), located at 503 Robert Grant Avenue, Silver Spring, Maryland 20910 and Adaptive Phage Therapeutics (APD), (hereinafter “LICENSEE”), a private corporation, having its principal place of business at 708 Quince Orchard, Suite 205, Maryland 20878.

NOW, THEREFORE, in consideration of the forgoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Capitalized terms used and not otherwise defined in this Modification 1 are used herein as defined in the Non-Exclusive License Agreement #W81XWH- ___________________

2.	The parties acknowledge that on previous dates, new phage and/or isolates were transferred to LICENSEE by LICENSOR for evaluation by LICENSEE.

3.	Appendix A is hereby modified as set forth below to add the following phage and/or isolates which have been found acceptable by LICENSEE to include in its PhageBank™: [Insert list of phage and isolates] The royalty term for these newly added phage runs ten (10) years from the last signature of this Modification. No additional fee is required for transfer of the phage and/or isolates which were found acceptable, as LICENSOR and LICENSOR agree that the annual maintenance fee shall be deemed sufficient compensation.

4.	Appendix A now reflects a complete list of WRAIR Materials;

5.	Full Force and Effect: Except as otherwise specifically set forth herein, the parties hereto hereby ratify and affirm the terms and provisions of the License Agreement W81XWH, which shall remain in full force and effect.

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